Exhibit 5.1
Hogan Lovells US LLP 875 Third Avenue New York, NY 10022 T +1 212 918 3000 F +1 212 918 3100 www.hoganlovells.com

January 12, 2015

Board of Directors

Laboratory Corporation of America Holdings

358 South Main Street

Burlington, North Carolina 27215

Ladies and Gentlemen:

We are acting as counsel to Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed public offering of up to 15,761,387 shares of the common stock, par value $0.10 per share (the “Common Stock”) of the Company (the “Shares”), in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of November 2, 2014 (the “Merger Agreement”), among the Company, Neon Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and Covance Inc., a Delaware corporation. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) effectiveness of the merger pursuant to the Merger Agreement, and (iii) issuance of the Shares pursuant to, as contemplated by, and subject to the terms and conditions of, the Merger Agreement, the Shares will be validly issued, fully paid, and nonassessable.

Board of Directors	- 2 -	January 12, 2015

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Validity of Common Stock” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP